UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/17/2005

MAINSTREET BANKSHARES INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-86993

VA	54-1956616
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of Principal Executive Offices, Including Zip Code)

276-632-8054
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.02.    Results of Operations and Financial Condition

MainStreet BankShares, Inc. ("MainStreet") held its Annual Meeting of Shareholders on May 12, 2005 at the Piedmont Arts Association, Martinsville, VA 24112. President and Chief Executive Officer, C. R. McCullar chaired the meeting and reviewed the events of the past year and the first quarter of 2005 as previously reported by MainStreet in its quarterly report on Form 10-QSB filed with the Securities and Exchange Commission.

Franklin Community Bank, N.A. ("Franklin Bank"), a wholly-owned subsidiary of MainStreet continues to experience significant growth with total assets of $116.3 million at March 31, 2005 compared to assets of $57.9 million one year earlier.

Item 7.01.    Regulation FD Disclosure

At the Annual Meeting of Shareholders, Larry Heaton noted that through the end of April 2005, the balance sheet of Franklin Bank continued to grow. As of April 30, 2005, total assets were approximately $120 million. Deposit gathering is challenging because of the competition in the market place. Net income for the first four months of 2005 for Franklin Bank was approximately $335 thousand. The expansion to Westlake in April 2004 with a branch was a success with the branch accumulating $16 million in loans and $24 million in deposits in nine months, and has assets of approximately $27 million as of April 30, 2005. Franklin Bank began a partnership with Gibson Capital in January 2005 allowing customers to have full service investment advisory services in house. Franklin Bank anticipates an additional branch to open within the first quarter of 2006.

Item 8.01.    Other Events

MainStreet BankShares, Inc. elected four members of Class A directors at the Annual Meeting of Shareholders to serve until the 2008 Annual Meeting of Shareholders, or the in the case of each director, until his or her successor is duly elected and qualifies. The directors elected were Larry A. Heaton, Morton W. Lester, Cecil R. McCullar, and Michael A. Turner.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: May 17, 2005.	By:	/s/ C. R. McCullar
C. R. McCullar
President and Chief Executive Officer

Date: May 17, 2005.	By:	/s/ Brenda H. Smith
Brenda H. Smith
Executive Vice President, Chief Financial Officer, and Corporate Secretary